Exhibit 99.1

NOVAGOLD Reports Fiscal Year 2022 Financial Results

2022 Drill Program Delivers Excellent Results that Support Next Steps for Donlin Gold; Healthy Treasury of $126 Million in Cash and Term Deposits, with $25 Million of Receivables in 2023

NOVAGOLD’s strong cash position of $126 million as of November 30, 2022, with additional funds of $25 million due in July 2023 from Newmont Corporation, should be sufficient to advance Donlin Gold through an updated feasibility study.

The 42,331-meter (m) 2022 drill program was completed ahead of schedule and under budget. The Donlin Gold joint release issued by NOVAGOLD and Barrick on January 19, 2023 reported results that reconcile favorably with the resource model as well as further support the global resource estimate and recent modelling concepts.

With an increased appreciation of the geology, the experienced team will continue to focus on updating the resource model and completing trade-off studies — all of which are moving Donlin Gold up the value chain and leading toward an updated feasibility study decision to position the project well for the next leg in gold’s long-term bull market.

January 25, 2023 - Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or “the Company”) (NYSE American, TSX: NG) today released its 2022 fiscal year financial results and an update on Donlin Gold, among the largest — and envisioned to be in the lower quartile in terms of operating cost — of the next generation of gold operating mines, and more importantly in a jurisdiction that welcomes responsible development. Donlin Gold LLC is owned equally by NOVAGOLD and Barrick Gold Corporation (“Barrick”).

Details of the financial results for the fiscal year ended November 30, 2022 are presented in the consolidated financial statements and annual report on Form 10-K filed on January 25, 2023 that is available on the Company’s website at www.novagold.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov. All amounts are in U.S. dollars unless otherwise stated.

In 2022, the following milestones were achieved at Donlin Gold:

The comprehensive 141-hole, 42,331-meter drill program was successfully completed ahead of schedule, with multiple high-grade gold intercepts reported from the last set of assays and the advancement of key project efforts.

The success of our 2022 drill program is due to the exceptional dedication of the Donlin Gold team in Anchorage and at site, the majority of which are local hires from 24 different communities in the Yukon-Kuskokwim (“Y-K”) region, who all share the goal of protecting the health and safety of their colleagues.

In partnership with Calista Corporation (“Calista”) and The Kuskokwim Corporation (“TKC”), the Company pursued its stakeholder and government engagement efforts in the Y-K region, Alaska and Washington, D.C.:

Crooked Creek, the closest community to the project site in the Y-K region formally expressed its support of Donlin Gold;

Four additional Shared Value Statements were signed with Y-K villages, for a total of 12;

Five local hires from the 2022 drill program signed on as Donlin Gold Community Liaison representatives in their villages (Marshall, Tuluksak, Nikolai, Napaskiak, and Pilot Station); and

Calista and Donlin Gold continued their proactive, bipartisan outreach in Alaska as well as with the Administration and Congress in Washington, D.C.

Page | 1

Environmental and social investment focused on the Y-K region spanned from supporting important health and safety initiatives in remote communities to cultural preservation efforts and educational programming in collaboration with school districts and other organizations. Key achievements included:

Conducted multiple fishery studies, reclamation work and other environmental activities.

Supported various search and rescue teams in the region, funded the Healthy Alaska Natives Foundation and Bethel Community Services Foundation, as well as sponsored and participated in the Alaska Safe Riders initiative, which promotes safety for year-round outdoor sports.

Fostered education, community wellness and cultural preservation through a variety of interventions including several river studies, supported the local school district and educational organizations, funded and participated in youth sporting activities, and backed initiatives led by Traditional Councils and Native communities.

As a federally permitted project on private Alaska Native Corporation land designated by law for mining activities and with key State permits in hand, activities continued to keep our permits in good standing. Major milestones included:

Applied for a new air quality permit from the Alaska Department of Environmental Conservation (ADEC). A draft permit was issued for public comment in December 2022.

Submitted application to ADEC for the regularly scheduled re-issuance of its Alaska Pollutant Discharge Elimination System permit, which is now complete and will remain in effect until the State completes the re-issuance.

On November 1, 2022, the Alaska Department of Natural Resources (ADNR) finalized the re-location plan for public easements in the mine site and transportation facility areas — decisions which were not appealed.

President’s Message

Excellent Results from the 2022 Drill Program Support Next Steps for Donlin Gold

NOVAGOLD’s management team has been together for a decade now and is committed to the advancement of the 50%-owned Donlin Gold project to be perfectly situated for the next leg in the gold bull market. Many activities have taken place over the years to support Donlin Gold and de-risk the project to enable it to benefit from a rising gold price environment. These include, among many others, the receipt of key Federal and State permits, geological and exploration drilling, technical and trade-off studies, environmental initiatives, successful implementation of employee health and safety procedures, and extensive community engagement and government affairs efforts. This last year was no exception as activities substantially ramped-up at the start of the year with the project camp reopening to begin the largest drill program in over 15 years at Donlin Gold. This campaign was executed while remaining attentive to the health and safety of our employees, project contractors and stakeholders, and concurrently with the extensive community relations and government affairs efforts conducted in collaboration with our Alaska Native Corporation partners, Calista and TKC. The success of this program is due to the exceptional dedication of the Donlin Gold team in Anchorage and at site, the majority of which were local hires from 24 different communities in the Y-K region, who all share the goal of protecting the health and safety of their colleagues.

Page | 2

Donlin Gold’s 2022 drill program was completed in September with 141 holes drilled for a total of 42,331 m. The final set of results released jointly with Barrick on January 19, 2023, include assays for 37 complete and 7 partial holes, encompassing the remaining 12,762 m of length drilled. Drilling in 2022 returned some of the best assay results seen to date at Donlin Gold, delivering outstanding gold intercepts which include, among others from the most recent set of assay results, drill hole DC22-2130 that intersected 17.20 m grading 11.11 g/t gold, with a sub-interval of 4.25 m grading 36.91 g/t gold.

As part of the key focus areas for the drill program, tight-spaced 20m x 20m grid drilling in representative areas within the main structural domains of the deposit (Lewis –further infilled to 10m x 10m, West ACMA and Divide areas) confirmed recent geological modelling at wider drill-spacing in the immediate area surrounding the grids. It also identified additional short-scale controls that will be incorporated into an update to refine the geological domains used for global resource estimation, which will be utilized for strategic mine planning work. The 14 additional geotechnical drill holes provided information needed to advance the application for the Alaska Dam Safety Certifications. In truth, we could not be happier with the outcome of the 2022 drill program; the assay labs returned some of the best intercepts since the project’s inception and indeed among open-pit gold projects industry-wide. Just to highlight how encouraging the results were, what follows are the top 20 intercepts from the 2022 Donlin Gold drill program:

Hole ID	Location	Date Reported	From (m)	To (m)	Length (m)	Grade (g/t Au)
DC22-2068	Divide	11/01/2022	117.52	159.80	42.28	30.68
DC22-2077	Divide	11/01/2022	150.11	199.07	48.96	20.61
DC22-2040	ACMA	07/28/2022	232.95	285.22	52.57	14.63
DC22-2063	Divide	11/01/2022	236.22	297.18	60.96	12.35
DC22-2063	Divide	11/01/2022	162.18	181.92	19.74	34.17
DC22-2056	ACMA	07/28/2022	99.82	173.80	73.98	4.21
DC22-2092	Divide	11/01/2022	116.12	157.31	41.19	6.64
DC22-2063	Divide	07/28/2022	130.04	142.14	12.10	22.15
DC22-2086	Divide	11/01/2022	160.87	170.78	9.91	22.24
DC22-2120	Lewis	11/01/2022	41.86	71.73	29.87	6.96
DC22-2040	ACMA	07/28/2022	197.60	216.25	18.65	10.78
DC22-2067	ACMA	07/28/2022	464.06	508.64	44.58	4.50
DC22-2072	Divide	11/01/2022	140.67	148.61	7.94	24.65

Page | 3

DC22-2056	ACMA	07/28/2022	2.44	13.33	10.89	17.55
DC22-2130	Lewis	01/19/2023	902.45	919.65	17.20	11.11
DC22-2110	Lewis	11/01/2022	157.98	164.53	6.55	28.96
DC22-2081	Divide	11/01/2022	179.90	201.10	21.20	8.73
DC22-2183	Lewis	01/19/2023	62.53	86.80	24.27	7.56
DC22-2177	Lewis	01/19/2023	168.51	197.82	29.31	6.01
DC22-2109	Lewis	11/01/2022	94.22	120.70	26.48	6.65

With this highly successful drill program behind us, to be followed by the completion of an updated resource model and trade-off studies, the owners look forward to supporting the Donlin Gold team and its partners Calista and TKC in positioning the project for the next steps in taking Donlin Gold up the value chain with an updated feasibility study decision for the benefit of all stakeholders.

Developing one of the world’s largest gold mines represents a substantial undertaking that takes the necessary time and energy to ensure a diligent, thorough, transparent, and inclusive process for all involved, including stakeholders from the Y-K region. But I can also tell you from my own experience with multiple Tier-1 assets — including as President of Barrick North America for eight years, which is when I realized just how spectacular the Donlin project really is — I believe that the more intensive work that is done on the front end, the better the long-term outcome. Richard Williams, our Vice President of Engineering & Development, shares that philosophy. As the man who built and brought the famed Pueblo Viejo mine into production for Barrick, he too felt that in joining NOVAGOLD he was aligning himself with the best-in-class for the gold industry’s future.

This shared philosophy is particularly meaningful for a project that is by any definition not just Tier-1 but generational. As committed partners to the second largest gold-producing state in one of the world’s premier jurisdictions, we welcome a process that enhances our social and environmental license for a mine that we fully expect to operate for decades to come.

A Healthy Workforce to Safely Advance Site Activities and Support Local Communities

Keeping our workforce healthy and safe has always been a top priority for NOVAGOLD and at Donlin Gold. This also extends to health and safety initiatives in the surrounding communities where we operate. The safety protocols and meetings at the project site played a central role in ensuring the continued success of Donlin Gold and its drill program in 2022. We are immensely proud that Donlin Gold achieved zero Lost-Time-Incidents once again in 2022 — a remarkable achievement that we do not take for granted as we continue to work and improve practices to ensure the health and safety of our people.

One of the key areas in which we spend a considerable amount of time and resources at the Donlin Gold project is participating, funding, and supporting local communities in initiatives associated with health and safety, environmental management, training and education, and cultural programming throughout the Y-K region. This has represented a fundamental undertaking by Donlin Gold over the years — for the benefit of all stakeholders. Local recruitment is also an important part of our ongoing efforts. During the 2022 field season, 150 employees worked at the Donlin Gold site representing 24 Y-K villages. Local hires from the 2022 drill program will continue to support Donlin Gold’s engagement efforts through the Community Liaison program in five Y-K villages.

Page | 4

We immensely appreciate the meaningful input from Calista and TKC regarding their land and the significant economic needs required to sustain healthy living for their communities. Our partners’ continued and time-tested collaboration, project support, and full engagement are extremely valuable in ensuring responsible and sustainable economic development throughout all phases of the Donlin Gold project. Crooked Creek, the closest community to the project site in the Y-K region, formally expressed their support of Donlin Gold in December 2022. Four additional Shared Value Statements were also signed with villages in the Y-K region in the last three months, for a total of 12. These documents formalize current engagement with key local communities, expand upon the long-term relationships already established with them, and address specific community needs including water, sewer, and solid waste projects; the ice road that connects remote villages in the Y-K region; salmon and other aquatic life studies; and suicide prevention and public safety programs.

Environmental stewardship, education, community wellness, and cultural preservation constitute key focus investments for Donlin Gold in the Y-K region. The project supports these initiatives through fisheries studies and other environmental activities, subsistence and cultural preservation efforts, and educational grants. A wide range of activities and projects were carried out in collaboration with Calista and TKC in the fourth quarter. Donlin Gold supported various search and rescue teams in the region, provided funding to the Healthy Alaska Natives Foundation and Bethel Community Services Foundation, as well as sponsored and participated in the Alaska Safe Riders initiative, which promotes safety for year-round outdoor sports. Donlin Gold fostered education, community wellness and cultural preservation through a variety of interventions including several river studies, supporting the local school district and educational organizations, funding and participating in youth sporting activities, and backing initiatives led by Traditional Councils and Native communities.

In 2022, several community engagements and critical support initiatives took place across the region. Donlin Gold funded the 270-mile-long Kuskokwim ice road developed to improve safety to nearby communities — a significant undertaking during the winter months to connect many communities along the Kuskokwim River and provide road access to residents living in remote locations. With support from TKC, Donlin Gold supplied safe drinking water to the village of Red Devil following a flood that was caused by ice break-up and which temporarily contaminated the local water wells. We funded and participated in the fifth annual “In It for the Long Haul” Backhaul Project to collect, remove, and safely dispose of household hazardous and electronic waste from some 30 remote villages throughout the Y-K region that would otherwise have ended up in landfills and waterways. As advocates of training and youth educational initiatives, Donlin Gold supported EXCEL Alaska, a non-profit organization providing life-changing educational and professional opportunities for rural Alaska students and young adults, and the Lower Kuskokwim School District annual College and Career fair. We also collaborated with six Y-K school districts as part of the national Yup’ik Dictionary Project. Additionally, Donlin Gold funded community investments through the Bethel Community Services Foundation for the development, growth, and enhancement of community-based programs.

Calista and Donlin Gold continued their proactive, bipartisan outreach in Alaska and with the Administration and Congress in Washington, D.C. to highlight the thoroughness of the project’s environmental review and permitting processes, in addition to the considerable benefits that the project would deliver to all Native Alaskans. Alaska U.S. Senators Lisa Murkowski and Dan Sullivan, as well as Governor Michael Dunleavy, have been long-term supporters of the Donlin Gold project. We also recognize the historic re-election of U.S. Representative Mary Peltola for a full term as the first Alaska Native to join Congress and look forward to our continued outreach to her regarding Donlin Gold in the coming year.

Page | 5

A Diligent, Thorough, and Transparent Permitting Process to Maintain Permits in Good Standing and Complete the Required State Permitting

Donlin Gold is a federally permitted project on private Alaska Native Corporation land designated, by law, for mining activities as part of the 1971 Alaska Native Claims Settlement Act (ANCSA) — a considerable differentiating factor from most other mining assets in Alaska. As private landowners, both Calista and TKC are dedicated to developing Donlin Gold in a way that remains consistent with the Elders’ vision of responsible development, while creating jobs and economic benefits for the surrounding communities as well as protecting the local culture. As someone who has visited many of the world’s greatest mining districts, I feel extremely lucky to be operating in the great State of Alaska.

In 2022, Donlin Gold applied for a new air quality permit from the ADEC and a draft permit was issued for public comment in December 2022. Donlin Gold also submitted its application to ADEC for the regularly scheduled re-issuance of its Alaska Pollutant Discharge Elimination System permit. In December 2022, ADEC sent a letter indicating that the application was complete, and that the permit would remain in effect until ADEC completes the reissuances process. On November 1, 2022, the ADNR finalized the re-location plan for public easements in the mine site and transportation facility areas — decisions which were not appealed.

We have always prepared and organized Donlin Gold for potential challenges to the Federal and State permits as this is the norm in the United States. The Donlin Gold project leadership and litigation teams are intimately familiar with the permits and the associated procedures that need to be followed. Donlin Gold and its owners, alongside the steadfast advocacy of Calista and TKC, continue to support the State and Federal government agencies in the defense of what has constituted an exceptionally thorough and diligent permitting process.

Excellent Treasury to Execute on Activities in 2023

NOVAGOLD’s well-executed strategy to take Donlin Gold up the value chain has allowed the Company to remain in a strong financial position. The Company has not issued equity to raise capital since January 2012, and we believe that we have sufficient funds to cover anticipated costs to fund our share of the Donlin Gold project through an updated feasibility study. We have approximately $126 million in cash and term deposits as of November 30, 2022 and expect an additional $25 million due from Newmont in July 2023 from the sale of our 50%-owned Galore Creek project in British Columbia. A further payment of $75 million is contingent upon a construction decision on Galore Creek.

Looking ahead to 2023, NOVAGOLD anticipates spending approximately $31 million, with approximately $17 million allocated to fund our share of expenditures at the Donlin Gold project. This includes $8 million for external affairs, permitting, environmental, land, and legal activities and $9 million for project planning and fieldwork. A total of $13 million is allocated for NOVAGOLD general corporate and administrative costs and $1 million for working capital and other items.

The focus areas at Donlin Gold will be to update the geologic and resource models with 2022 data; review key project assumptions, inputs, and design components for optimization (mine engineering, metallurgy, hydrology, and infrastructure); complete trade-off studies; continue fieldwork to collect geotechnical and hydrological information for completing design documentation required for the Alaska Dam Safety certificates, as well as advance permits through the regulatory process and support the State in maintaining the existing permits under appeal; and through continued engagement, sustain and expand project support in the region. As a direct consequence of the success that characterized last year’s large-scale drill program in achieving its objectives, our focus this year will be on advancing trade-off studies and advancing the Donlin Gold project toward a decision to commence an updated feasibility study.

Page | 6

Donlin Gold — An Absolute Gem to Advance Up the Value Chain in a Jurisdiction that Welcomes Responsible Mining Development

As the premier gold deposit located in Alaska, Donlin Gold represents a potential source of responsible economic development for the benefit of all stakeholders in the second largest gold-producing state in the United States, with its well-established tradition of responsible mining, and an opportunity to provide long-term, sustainable economic growth for many decades to come.

Moreover, Donlin Gold truly stands in a league of its own within the gold industry itself. With approximately 39 million ounces of gold grading 2.24 grams per tonne1 in the Measured and Indicated Mineral Resource categories (100 percent basis), Donlin Gold hosts one of the largest and highest-grade undeveloped open-pit gold endowments in the world. And we believe it has an extraordinary capacity to grow. The most recent 2022 drill program results clearly demonstrate remarkable additional upside potential. The ACMA and Lewis pits, where the existing resources sit, occupy only three kilometers of an eight-kilometer mineralized belt, which itself is located on less than 5% of Donlin Gold’s land position. As currently envisioned, the project would produce an average of 1.1 million ounces per year over its 27-year mine life.

The gold industry in general, and unique high-quality assets such as Donlin Gold in particular, require patience — an attribute that we have demonstrated extensively over the last decade, and which has proven beneficial in allowing us to substantially de-risk the project and the Company. Donlin Gold is indeed brilliantly positioned for this next leg in the gold market. As stated by our Chairman, our largest shareholder and a well-seasoned investor with extensive experience in gold, platinum, silver and hydrocarbons, Dr. Thomas S. Kaplan: “As an investor, I find that the ability to make money is very much a function of developing a thesis, scrubbing that thesis to the point where one enjoys massive conviction, finding the right assets that will allow one to benefit from the underlying theme, increasingly so in a jurisdiction that secures the fruits of that benefit, and then having patience and riding it for as long as it takes. And I came to that conviction with NOVAGOLD.” With such remarkable attributes of scale, quality, longevity, additional growth potential, excellent partnerships and jurisdictional appeal, Donlin Gold is in the right place at the right time to meet an industry need for new responsible gold mining development.

In closing, I wish to extend my sincere gratitude to our Board members for their steadfast commitment and loyalty to NOVAGOLD — and particularly Igor Levental, a long-tenured director who unexpectedly passed away last June. We would like to thank his family for sharing him with us and for his extensive knowledge of the mining industry that brought such a unique and valuable perspective to NOVAGOLD’s Board. I am also grateful for the highly experienced team of professionals at NOVAGOLD, Donlin Gold, and Barrick, along with our contractors and drill crew at site, and for the various State agencies and representatives for their determination and commitment to the permitting process. Their passion and expertise, as well as the long-term support from Calista and TKC, constitute the foundation of Donlin Gold’s vision and the source of the Company’s present and future accomplishments. To Calista and TKC: your knowledge and guidance have been critical over the years through permitting, sustainability, and community engagement initiatives — we thank you for your constant support. It is a distinct pleasure and a real honor to be a part of this Company and to work alongside each of you.

________________________________

1 Donlin Gold data as per the 2021 Technical Report and S-K 1300 Report (both as defined herein). Donlin Gold possesses Measured Resources of approximately 8 Mt grading 2.52 g/t and Indicated Resources of approximately 534 Mt grading 2.24 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 4 Mt of Measured Resources and approximately 267 Mt of Indicated Resources inclusive of Reserves is attributable to NOVAGOLD through its 50% ownership interest in Donlin Gold LLC. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1 Mt grading 2.23 g/t and Indicated Resources of approximately 69 Mt grading 2.44 g/t, of which approximately 0.5 Mt of Measured Resources and approximately 35 Mt of Indicated Resources exclusive of Mineral Reserves is attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 8 Mt grading 2.32 g/t and Probable Reserves of approximately 497 Mt grading 2.08 g/t, each on a 100% basis, of which approximately 4 Mt of Proven Reserves and approximately 249 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

Page | 7

Last but certainly not least, to our shareholders: I wish to thank each and every one of you for your strong backing and for choosing to invest in NOVAGOLD, as well as for your engagement, patience, and insight over the years. I look forward to continuing to deliver on our promises and to keeping an open line of communication between us while we reach even more milestones and achievements together in 2023.

Sincerely,

Gregory A. Lang
President & CEO

Financial Results

in thousands of U.S. dollars, except for per share amounts

	Year ended November 30, 2022 $	Year ended November 30, 2021 $
General and administrative expense (1)	20,109	20,210
Share of losses – Donlin Gold	28,163	16,625
Total operating expenses	48,272	36,835

Loss from operations	(48,272)	(36,835)
Interest expense on promissory note	(7,962)	(5,922)
Accretion of notes receivable	849	2,556
Other income, net	2,009	(198)
Income tax recovery (expense)	33	(137)
Net loss	(53,343)	(40,536)

Loss per share, basic and diluted	(0.16)	(0.12)

	At November 30, 2022 $	At November 30, 2021 $
Cash and term deposits	125,882	169,124
Total assets	159,189	198,852
Total liabilities	129,286	120,570

Net loss increased by $12.8 million in 2022 compared to 2021, primarily due to the expanded Donlin Gold drilling and work program, and lower accretion income in 2022 resulting from the receipt of the $75 million note from Newmont in July 2021. Increasing interest rates resulted in higher Barrick promissory note interest expense and was offset by income earned on cash and term deposits and favorable foreign exchange movements.

During the fourth quarter of 2022 we incurred a net loss of $12.3 million compared to a net loss of $10.3 million in 2021. The increase in net loss primarily resulted from the expanded activity at Donlin Gold and increased interest on the promissory note, partially offset by higher interest income and lower remediation expense for the former New Gold House mineral property.

Page | 8

Liquidity and Capital Resources

In 2022, the net decrease in cash and cash equivalents of $27.2 million primarily resulted from Donlin Gold funding of $28.4 million, corporate operating activities of $12.4 million and withholding tax on share-based compensation of $2.1 million, partially offset by cash received from term deposits of $16 million.

Net spending on operating activities increased in 2022 from 2021 primarily due to the timing of corporate liability insurance payments; partially offset by higher interest received on cash and term deposits due to higher interest rates. Donlin Gold funding increased due to the expanded drilling and work program. In 2021, a $75,000 payment was received from Newmont related to the 2018 sale of Galore Creek.

2023 Outlook

We anticipate spending approximately $31 million in 2023, which includes $13 million for corporate general and administrative costs; $1 million for working capital and other items; and $17 million to fund our share of expenditures at the Donlin Gold project, including:

•	$8 million for external affairs, permitting, environmental, land, and legal activities

•	$9 million for project planning and fieldwork

NOVAGOLD’s primary goals in 2023 will be to continue to advance the Donlin Gold project toward a construction decision; maintain or increase support for Donlin Gold among the project’s stakeholders; promote a strong safety, sustainability, and environmental culture; maintain a peer-leading reputation for NOVAGOLD, its governance practices and its project among shareholders; and manage the Company’s treasury effectively and efficiently. Our operations primarily relate to the delivery of project milestones, including the achievement of various technical, environmental, sustainable development, economic and legal objectives, obtaining necessary permits, commencement of feasibility studies, preparation of engineering designs and the financing to fund these objectives.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place on January 26, 2023, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events

North American callers:	1-800-319-4610

International callers:	1-604-638-5340

Page | 9

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of its 50%-owned Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 39 million ounces of gold in the Measured and Indicated Mineral Resource categories, inclusive of Proven and Probable Mineral Reserves (541 million tonnes at an average grade of approximately 2.24 grams per tonne in the Measured and Indicated Resource categories on a 100% basis),2 Donlin Gold is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world.

According to the 2021 Technical Report and the S-K 1300 Report, once in production, Donlin Gold is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis. The Donlin Gold project has substantial exploration potential beyond the designed footprint which currently covers three kilometers of an approximately eight-kilometer-long gold-bearing trend. Current activities at Donlin Gold are focused on State permitting, engineering studies, community outreach, and workforce development in preparation for the eventual construction and operation of this project. With a strong balance sheet, NOVAGOLD is well-positioned to fund its share of permitting and advancement efforts at the Donlin Gold project.

________________________________

2 Donlin Gold data as per the 2021 Technical Report and the S-K 1300 Report, refer to footnote 3 for the description.

Page | 10

Scientific and Technical Information

Certain scientific and technical information contained herein with respect to the Donlin Gold project is derived from the 2021 Technical Report and the S-K 1300 Report3. Henry Kim, P.Geo., Senior Resource Geologist, Wood Canada Limited; Mike Woloschuk, P.Eng., VP Global Business Development & Consulting, Wood Group USA, Inc.; and Kirk Hanson, MBA, P.E., Technical Director, Open Pit Mining, Wood Group USA, Inc. are the Qualified Persons responsible for the preparation of the 2021 Technical Report, and each is an independent Qualified Person as defined by National Instrument 43-101 (“NI 43-101”). Wood prepared the S-K 1300 Report.

Paul Chilson, P.E., who is the Manager, Mine Engineering for NOVAGOLD and a Qualified Person under NI 43-101 and under S-K 1300, has approved and verified the scientific and technical information related to the 2022 Donlin Gold project drill program, the 2021 Technical Report and the S-K 1300 Report contained in this media release.

NOVAGOLD Contacts:

Mélanie Hennessey
Vice President, Corporate Communications

604-669-6227 or 1-866-669-6227

________________________________

3 The Company retained Wood Canada Limited (“Wood”) in 2020 to update content in its previously filed “Donlin Creek Gold Project, Alaska, USA, NI 43-101 Technical Report on the Second Updated Feasibility Study,” effective November 18, 2011, and amended January 20, 2012. This update resulted in a report titled “NI 43-101 Technical Report on the Donlin Gold Project, Alaska, USA” with an effective date of June 1, 2021 (the “2021 Technical Report”) and was filed on August 31, 2021. The Company is a registrant with the SEC and is reporting its exploration results, Mineral Resources, and Mineral Reserves in accordance with Subpart 229.1300 of Regulation S-K – Disclosure by Registrants Engaged in Mining Operations (“S-K 1300”) as of November 30, 2021. While the S-K 1300 rules are similar to National Instrument 43-101 Standards of Disclosure for Mineral Projects rules in Canada, they are not identical and therefore two reports have been produced for the Donlin Gold project. The Company requested that Wood prepare a Technical Report Summary of the Donlin Gold project, Alaska, USA using the standards of S-K 1300 and it is titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (“S-K 1300 Report”), current as of November 30, 2021. Wood incorporated 2020 costs and new gold price guidance to meet the Company’s reporting requirements. The resultant 2021 Technical Report and S-K 1300 Report showed no material change to the previously reported mineral resources or mineral reserves.

Page | 11

Cautionary Note Regarding Forward-Looking Statements

This media release includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the anticipated timing of certain judicial and/or administrative decisions; the 2023 Outlook; the timing and potential for an updated feasibility study on the project; our goals and planned expenditures for the remainder of 2023; ongoing support provided to key stakeholders including Native Corporation partners; Donlin Gold’s continued support to the State’s thorough permitting process; the potential development and construction of Donlin Gold; the sufficiency of funds to continue to advance development of Donlin Gold, including to a construction decision; perceived merit of properties; mineral reserve and mineral resource estimates; Donlin Gold’s ability to secure the permits needed to construct and operate the Donlin Gold project in a timely manner, if at all; legal challenges to Donlin Gold’s existing permits and the timing of decisions in those challenges; the Donlin Gold LLC Board approval to advance Donlin Gold up the value chain; the success of the strategic mine plan for Donlin Gold; the outcome of exploration drilling at Donlin Gold and the timing thereof; and the conversion of Galore Creek into a mine and the receipt of $25 million due in July 2023 from Newmont Corporation and the $75 million contingent payment from Newmont. In addition, any statements that refer to expectations, intentions, projections or other characterizations of future events or circumstances are forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made.

Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to explore and develop properties and availability of financing in the debt and capital markets; the coronavirus global pandemic (COVID-19); uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between Barrick and NOVAGOLD for the continued exploration, development and eventual construction of the Donlin Gold property; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, disease pandemics, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether a positive construction decision will be made regarding Donlin Gold; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the "Risk Factors" sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC's website at www.sec.gov, or at www.sedar.com. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Page | 12